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                                                                     Exhibit 3.1


                             AMENDED AND RESTATED
                          CERTIFICATE OF Incorporation
                                       of
                          EAGLE PACIFIC HOLDINGS, INC.


        The following Amended and Restated Certificate of Incorporation is a complete restatement of the Certificate of Incorporation, as amended, of Eagle Pacific Holdings, Inc. filed with the Secretary of State of the State of Delaware on December 7, 1998. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of Delaware by written consent of the stockholder of the Corporation pursuant to Section 228 of the General Corporation Law of Delaware.


                                    Article 1
                                      Name

1.1 The name of the Corporation is Eagle Pacific Holdings, Inc. (the "Corporation").

                                    Article 2
                           Registered Office and Agent

2.1 The registered office of the Corporation in the state of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, Delaware, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                    Article 3
                                    Purposes

3.1 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                    Article 4
                                  Capital Stock

4.1 Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the Corporation has authority to issue shall be 75,510,000 shares, of which 60,000,000 shares of par value of $.01 each shall be designated "Common Stock" or "Voting Common Stock," 3,500,000 shares of par value of $.01 each shall be designated "Class B Common Stock," and 12,010,000 shares of par value of $.01 each shall be shares of "Preferred Stock." Of the total shares of Preferred Stock, 2,000,000 shares of par value of $.01 each shall be designated "Series A Preferred Stock," 10,000 shares of par value of $.01 each shall be designated "8% Preferred Stock," and 10,000,000 shares of par value of $.01 each shall be currently undesignated shares of Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock, the Class B Common Stock, the Series A Preferred Stock, and the 8%

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Preferred Stock shall be as set forth in this Article 4. The Board of Directors is expressly authorized to provide for the issuance of all or any undesignated shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the voting powers (if any) and such distinctive designations, preferences, and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution(s) adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless required by law or specifically otherwise set forth in this Restated Certificate of Incorporation, all shares of Class B Common Stock shall be identical in all respects to all other Common Stock of the Corporation.

4.2 Dividends. Except in the case of distributions in liquidation, dissolution or winding up of the affairs of the Corporation provided in Section 4.3 below, the holders of Preferred Stock shall be entitled to receive dividends as follows:

        (a) Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to receive out of any funds at any time legally available for the declaration of dividends, when and as declared by the Board of Directors, cash dividends at the rate of 7% of the Series A Liquidation Preference provided in Section 4.3(b) hereof per annum per share, such dividends to be payable quarterly each March 31, June 30, September 30 and December 31, provided that the first dividend shall not be payable until March 31, 1999. Dividends on shares of the Series A Preferred Stock shall on the date they are issued be cumulative, whether or not earned. In no event shall any dividend be paid or declared, nor shall any distribution be made on the Corporation's Common Stock, nor shall any Common Stock be purchased, redeemed or otherwise acquired by the Corporation for value, unless all dividends on the Series A Preferred Stock for all past periods shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

        (b) 8% Preferred Stock. The holders of the 8% Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of 8% of the 8% Preferred Liquidation Preference provided in Section 4.3(a) hereof per annum (computed on the basis of a 360-day year of twelve 30-day months) per share, such dividends to be payable quarterly on each March 30, June 30, September 30 and December 30 in each year commencing March 30, 1999 (each such quarterly dividend period being hereinafter referred to as a "Quarterly Dividend Period" and each such dividend payment date being hereinafter referred to as a "Quarterly Dividend Payment Date") and shall accrue on a daily basis

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        whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If on any Quarterly Dividend Payment Date, the Corporation shall fail to pay such dividend in cash on the Quarterly Dividend Payment Date, dividends on the 8% Preferred Stock for each Quarterly Dividend Period thereafter shall be paid at the rate of 12% of the 8% Preferred Liquidation Preference provided in Section 4.3(a) hereof per annum per share (the "Adjusted Quarterly Dividend") for each Quarterly Dividend Period until all accrued dividends on the 8% Preferred Stock have been paid in full, in cash. If the Corporation shall fail to pay in cash the accrued dividends payable on any Quarterly Dividend Payment Date, to the extent permitted by applicable law, an additional amount shall thereafter accrue on such accrued but unpaid dividends which shall be computed at the rate of 12% per annum on the amount of such accrued but unpaid dividends from the Quarterly Dividend Payment Date on which the Corporation shall have failed to pay such accrued dividends to the date on which such accrued dividends shall be paid in full in cash. In addition, the holders of the 8% Preferred Stock shall be entitled to receive cash dividends in the amount per share determined by multiplying the amount per share at any time distributed in cash on shares of Common Stock by the number of shares of Common Stock at the time issuable upon conversion of a share of 8% Preferred Stock (such distribution being hereinafter referred to as the "Common Equivalent Dividend"), payable on the date that distributions shall be paid or set apart for any shares of Common Stock. In no event shall any dividend be paid or declared, nor shall any distribution be made on the Corporation's Common Stock or preferred stock of any other class unless
        (i) all dividends on the 8% Preferred Stock for all past periods shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment, and (ii) Common Equivalent Dividends as set forth above are declared and paid on the 8% Preferred Stock at or prior to such time. In addition, upon any conversion of shares of 8% Preferred Stock in accordance with Section 4.6 below, all accrued dividends and other amounts, if any, payable on the 8% Preferred Stock shall be paid in cash, including dividends for the portion of any Quarterly Dividend Period in which such conversion shall have occurred. The Corporation covenants and agrees that dividends on the 8% Preferred Stock shall be declared at the annual rate of 8% of the Liquidation Value per share of 8% Preferred Stock and shall be paid in cash on each Quarterly Dividend Payment Date unless the Corporation is prevented by operation of law from the declaration or payment of such dividend.

        (c) Common Stock. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends for such year have been declared and paid in full on the Preferred Stock. Any dividends shall be paid only after the Corporation's compliance with Section 4.6(b)(4)(i).

4.3 Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

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        (a) 8% Preferred Stock. The holders of 8% Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect to the Common Stock or stock of any other class or series (including the Series A Preferred Stock or any other preferred stock), an amount equal to $1,000 per share of 8% Preferred Stock (as adjusted to reflect stock splits, dividends, combinations, and reclassifications) (the "8% Preferred Liquidation Preference") plus an amount equal to any accrued but unpaid dividends on such share of 8% Preferred Stock and other amounts, if any, payable thereon.

        (b) Series A Preferred Stock. After payment has been made according to
        Section 4.3(a) above, the holders of Series A Preferred Stock shall be entitled to be paid ratably out of the assets of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect to the Common Stock or stock of any other class or series with the exception of 8% Preferred Stock, an amount equal to $2.00 per share (as adjusted to reflect stock splits, dividends, combinations, and reclassifications) (the "Series A Liquidation Preference") plus any amount equal to any accrued but unpaid dividends on such share of Series A Preferred Stock and other amounts, if any, payable thereon. At any time prior to the payment of the Series A Liquidation Preference, a holder of Series A Preferred Stock may convert, at the holder's option, the holder's Series A Preferred Stock into shares of Common Stock in accordance with the provisions set forth in this Article 4.

        (c) Common Stock. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled under this Section 4.3, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of 8% Preferred Stock and of the Common Stock, all in proportion to the number of shares of Common Stock owned by each such holder and, in the case of the 8% Preferred Stock, to which such holder would then be entitled upon conversion of such shares owned by such holder.

        (d) Merger or Consolidation. The merger or consolidation of the Corporation into or with another corporation or corporations, or the sale, transfer or lease of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation as those terms are used in this
        Section 4.3.

4.4 Voting Rights. Except as otherwise provided herein or required by law, the holder of each share of Common Stock issued and outstanding as noted on the transfer books of the Corporation shall be entitled to one vote per share. The voting rights of the holders of shares of Common Stock and Preferred Stock shall be as set forth in this Section 4.4, except as otherwise expressly provided herein, or as required by law.

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        The number of directors constituting the entire Board of Directors of the Corporation shall be not more than eleven (11). The initial Board of Directors shall be one (1), until changed in the manner prescribed in the Bylaws or below in this Section 4.4.

        (a) Series A and 8% Preferred Stock. Each holder of Series A Preferred Stock shall have the right to vote for all stockholder purposes the number of votes that is equal to the number of shares of Common Stock into which such holder's Series A Preferred Stock is then convertible, as provided in Section 4.6. Each holder of 8% Preferred Stock shall be entitled to the right to vote for all stockholder purposes one vote for each share of 8% Preferred Stock held by such holder. Except as otherwise required by law, the holders of Series A Preferred Stock and 8% Preferred Stock shall vote together with the holders of Common Stock as though the Series A Preferred Stock, 8% Preferred Stock and Common Stock were a single class. Subject to Section 4.4(b) below, the entire Board of Directors shall be elected by the holders of Common Stock, Series A Preferred Stock and 8% Preferred Stock, voting together as a single class.

        (b) 8% Preferred Stock Right to Elect Director. In addition to the voting rights of holders of 8% Preferred Stock as set forth in Section 4.4(a) above, if the Corporation shall fail to redeem the 8% Preferred Stock in accordance with the requirements of Section 4.8 herein, the number of Directors constituting the Corporation's Board of Directors will, at the request of holders of two-thirds of the shares of the 8% Preferred Stock then outstanding, be increased by one member, and the holders of the 8% Preferred Stock will also have the special right, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The director elected by the holders of the 8% Preferred Stock will be entitled to cast one vote on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum). The special right of the holders of 8% Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this Section 4.4(b), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as all shares of 8% Preferred Stock shall have been redeemed in accordance with the requirements of Section 4.8 herein together with accrued and unpaid dividends thereon, at which time such special right shall terminate.

        At any time when such special right has vested in the holders of 8% Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holders of at least 10% of the 8% Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of 8% Preferred Stock for the purpose of electing a director pursuant to this Section 4.4(b). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the 8% Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the

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        Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least
        10% of the 8% Preferred Stock then outstanding may designate in writing. one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the 8% Preferred Stock then outstanding.

        At any meeting or at any adjournment thereof at which the holders of 8% Preferred Stock have the special right to elect a director, the presence, in person or by proxy, of the holders of two-thirds of the 8% Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the 8% Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

        Any director so elected by the holders of 8% Preferred Stock shall continue to serve as a director until the redemption of the shares of 8% Preferred Stock in accordance with the requirements of Section 4.8 herein. After the redemption of the 8% Preferred Stock in accordance with the requirements of Section 4.8 herein, the director elected by the holders of the 8% Preferred Stock shall cease to be a director and the number of directors constituting the Board of Directors of the Corporation shall decrease to such number as constituted the whole Board of Directors of the Corporation immediately prior to the occurrence of the event giving rise to the special right to elect directors.

        (c) Class B Common Stock. Except as otherwise required by law, the holders of Class B Common Stock shall not be entitled to vote on any matter submitted to the stockholders for a vote.

4.5 Restrictions on Corporate Actions.

        (a) 8% Preferred Stock. So long as any shares of the 8% Preferred Stock shall be outstanding and, in addition to any other approvals or consents required by law, without the consent of the holders of at least two-thirds of the shares of 8% Preferred Stock at the time outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special meeting called for that purpose, or, if permitted by law, in writing, without a meeting, the Corporation shall not:

                (1) Amend any provision of the Restated Certificate of Incorporation or the Bylaws of the Corporation;

                (2) Declare, pay or obligate itself to pay a dividend or make any other distributions (including payments upon redemption or repurchase) relative to any shares of its Common Stock or any other class or series of its capital stock other than the 8% Preferred Stock unless:

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                        (i) such dividend or distribution is payable out of
                        earnings or surplus (other than revaluation surplus or paid-in surplus) or payable in shares of Common Stock referred to in subparagraph (4)(i) of Section 4.6(b) or payable in warrants, rights or Convertible Securities referred to in subparagraph (4)(iii) of Section 4.6(b), and

                        (ii) such dividend or other distribution is made in compliance with Section 4.2 herein;

                (3) Create any new class or series of shares having preferences over or on parity with the 8% Preferred Stock as to dividend, liquidation, redemption, sinking fund, or assets including, without limitation, any class or series of stock that:

                        (i) could be redeemed in whole or in part at a price per share greater than the consideration per share received by the Corporation therefor plus any accrued and unpaid dividends thereon or would be entitled to payment of any redemption price prior to or concurrently with the holders of the 8% Preferred Stock;

                        (ii) would be entitled upon liquidation to receive any amount per share in excess of the sum of the consideration per share received by the Corporation therefor plus any accrued and unpaid dividends thereon or would be entitled to receive any liquidating distribution prior to or concurrently with the holders of the 8% Preferred Stock;

                        (iii) would be entitled to payment of any dividend or distribution prior to or concurrently with the holders of the 8% Preferred Stock;

                        (iv) would be convertible into or exchangeable for or carry any option or right to acquire a class or series of stock described in clauses (i), (ii) or (iii) above;

                (4) Issue any evidence of indebtedness which is convertible into or exchangeable for shares of any class or series of capital stock of the Corporation;

                (5) Directly or indirectly, or through any subsidiary, purchase, redeem or retire any shares of its capital stock or any warrant, rights or options to purchase or acquire any shares of its capital stock (any such purchase, redemption or retirement being herein collectively called "Restricted Payments") if either (x) the Corporation shall have failed to pay dividends or any other amount which shall have accrued on the shares of 8% Preferred Stock then outstanding, or (y) the aggregate amount of Restricted Payments made by the Corporation and by Eagle Pacific Industries, Inc., a Minnesota corporation (predecessor by merger to the Corporation) during the period from and after January 1, 1997 to and including

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                the date of the making of the Restricted Payment in question would exceed 8.9% of EBITDA for such period, computed on a cumulative basis for said entire period;

                For purposes of this paragraph (5), "EBITDA" for any period shall mean the sum of net income from continuing operations of the Corporation on a consolidated basis during such period, plus (to the extent deducted in determining net income from continuing operations of the Corporation on a consolidated basis) (1) interest expense on indebtedness for borrowed money (including non cash amortized interest expense on deferred finance costs, original issue discount, prepaid interest, and amortized costs relating to warrants) of the Corporation on a consolidated basis during such period, (2) all provisions for any federal, state or other income taxes made by the Corporation on a consolidated basis during such period and (3) depreciation and amortization expense of the Corporation on a consolidated basis during such period, all determined in accordance with generally accepted accounting principles at the time in effect in the United States except as otherwise set forth herein;

                (6) Alter or change the specific rights, preferences, or privileges of any class or series of its Preferred Stock so as to have an adverse effect on the 8% Preferred Stock or change any rights or priorities of the 8% Preferred Stock (including the rights of the holders of the 8% Preferred Stock under this
                Section 4.5); or

                (7) Issue any Additional Shares of Common Stock or any options, warrants or other rights to subscribe for or purchase Additional Shares of Common Stock at a price per share which is less than the Conversion Price.

4.6 Conversion Rights. The holders of Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

        (a) Series A Preferred Stock.

                (1) At the option of the holder thereof, each share of Series A Preferred Stock will be convertible into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation equal to the number obtained by dividing $2.00 by the Series A Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The initial price at which shares of Common Stock will be delivered upon conversion of a Series A Preferred Stock (the "Series A Conversion Price") will be $2.00 per share of Common Stock and, accordingly, the initial conversion rate shall be one share of Common Stock for each Series A Preferred Stock. The initial Series A Conversion Price will be subject to adjustment from time to time in certain instances as hereinafter provided. The following provisions will govern such right of conversion:

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                        (i) Certificates. In order to convert Series A Preferred
                        Stock into shares of Common Stock of the Corporation, the holder thereof will surrender at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate), the certificate or certificates therefor, duly endorsed to the Corporation or in blank. Further, the holder will give written notice to the Corporation at such office that such holder elects to convert such shares. Series A Preferred Stock will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided. The person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation will issue and deliver, or cause to be issued and delivered, at such office a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion.

                        (ii) Adjustment to Conversion Price. The Series A Conversion Price will be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price each holder of Series A Preferred Stock will thereafter be entitled to receive the number of shares of Common Stock of the Corporation obtained by dividing $2.00 by the Series A Conversion Price after the adjustment.

                        (iii) Subdivision of Shares. In case the Corporation at any time subdivides its outstanding shares of Common Stock into a greater number of shares, whether by stock split, stock dividend or otherwise, the Series A Conversion Price in effect immediately prior to such Subdivision will be proportionately reduced. Conversely, in case the outstanding shares of Common Stock of the Corporation are combined into a smaller number of shares, whether by reverse stock split or otherwise, the Series A Conversion Price in effect immediately prior to such combination will be proportionately increased.

                        (iv) Reorganizations; Mergers; Etc. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another Corporation, or the sale of all or substantially all of its assets to another Corporation is effected in such a way that holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision will be made whereby the holders of Series A Preferred Stock will thereafter have the right to receive (upon the basis and the terms and conditions specified herein) upon the conversion of Series A Preferred Stock, such shares of stock, securities or assets as

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                        may be issued or payable with respect to or in exchange
                        for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of the Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision will be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series A Conversion Price and of the number of shares receivable upon the conversion of Series A Preferred Stock) are thereafter applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger, or the Corporation purchasing such assets, assumes by written instrument executed and mailed to the holders of Series A Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                        (v) Adjustment Notices. Upon any adjustment of the Series A Conversion Price, then and in each case the Corporation will give written notice thereof, by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation. Such notice will state the Series A Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred Stock. Such notice will set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                        (vi) Prior Notices of Certain Events. In case at any time:

                                (A) the Corporation shall pay any dividends payable in stock upon its shares of Common Stock, or makes any distribution other than cash distributions to the holders of its shares of Common Stock;

                                (B) the Corporation offers for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

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

                                (C) there is any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another Corporation; or

                                (D) there is a voluntary or involuntary
                                dissolution, liquidation or winding up of the Corporation;

                        then, in any one or more of such cases, the Corporation will give written notice, by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (i) the books of the Corporation will close or a record will be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up will take place, as the case may be. Such notice will also specify the date as of which the holders of Common Stock of record will participate in such dividend, distribution or subscription rights, or will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice will be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto. At any time prior to such date the holders of the Series A Preferred Stock, at their option, may convert their Series A Preferred Stock into shares of Common Stock in accordance with the terms hereof.

                        (vii) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of the Series A Preferred Stock. If the Corporation does not issue fractional shares, the Corporation will pay a cash adjustment in respect of such fraction that would otherwise be issuable in an amount equal to the same fraction of the Market Price per share of Common Stock as of the close of business on the day of conversion. As used in this Section 4.6(a), "Market Price" means the average of the high and low prices of the Common Stock sales on all exchanges on which the Common Stock may at the time be listed. If there will have been no sales on any such exchange on any such day, the Market Price means the average of the bid and asked prices at the end of such day. If the Common Stock is not so listed, the Market Price means the average of the bid and asked prices at the end of the day in the over-the-counter market, in each case averaged over a period of 20 consecutive business days prior to the date as of which Market Price is being determined. If at any time the Common Stock is not listed on any exchange or quoted in the over-the-counter market, the Market Price will be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made.

                (2) The Series A Preferred Stock may be converted into shares of Common Stock of the Corporation upon five days notice by the Board of Directors of the Corporation to the holders of the Series A Preferred Stock at any time after the Common Stock of the Corporation trades in a public market for 20 consecutive trading days at an average of the bid and asked prices greater than $4.00 per share. Each holder of the former Series A Preferred Stock so converted will be entitled to receive the full number of shares of Common Stock into which such Series A Preferred Stock held by such holder would have been converted if such holder had exercised such holder's conversion prior to the conversion and the Corporation shall forthwith issue and deliver to such holder the certificate(s) therefor. Upon such conversion, each holder of Series A Preferred Stock shall forthwith surrender such holder's certificate(s) for such former Series A Preferred Stock.

                In the event that any shares of Series A Preferred Stock shall be converted in accordance with the terms of this Section 4.6(a), or purchased or otherwise acquired by the Corporation, the shares so converted, purchased or acquired shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, series, rights, preferences or privileges, and may thereafter be re-issued, but in no event as shares of Series A Preferred Stock as described in this Restated Certificate of Incorporation.


        (b) 8% Preferred Stock.

                (1) Optional Conversion. Each share of the 8% Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the 8% Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the 8% Preferred Liquidation Preference of such share by the 8% Preferred Conversion Price then in effect. The 8% Preferred Conversion Price at which shares of Common Stock shall be delivered upon conversion of each share of 8% Preferred Stock without the payment of any additional consideration by the holder thereof shall initially be $4.26 per share (the "8% Preferred Conversion Price"). Such initial 8% Preferred Conversion Price shall be subject to adjustment as set forth in paragraph (4) of this
                Section 4.6(b).

                (2) Mandatory Conversion.

                        (i) Subject to the provisions of subparagraph (ii) below, if at any time after the second anniversary of the initial issuance of the 8% Preferred Stock, the Current Market Price per share of Common Stock shall exceed 175% of the Conversion Price then in effect, all (but not less than all) of the shares of 8% Preferred Stock shall be converted into shares of Common Stock at the election of the Corporation as evidenced by a resolution adopted by the Board of Directors of the Corporation. Such resolution shall set forth the date upon which the conversion shall occur which shall be not less than 5 nor more than 15 days after the date upon which such resolution is adopted. Written notice of such conversion together with a copy of the resolution of the Board of Directors relating to such conversion shall be given to each holder of the 8% Preferred Stock promptly following its adoption. Each holder of 8% Preferred Stock so converted will be entitled to receive the number of shares of Common Stock into which such 8% Preferred Stock held by such holder would have been converted if such holder had exercised such holder's conversion rights on the conversion date specified in the resolution adopted by the Board of Directors.

                        (ii) Upon the occurrence of an event specified in paragraph (2) of this Section 4.6(b), the outstanding shares of the 8% Preferred Stock to be converted shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however,
                        (1) that such conversion will not violate any legal requirements (such as compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976) and
                        (2) that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the 8% Preferred Stock being converted are delivered to either the Corporation or any transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the mandatory conversion of the 8% Preferred Stock, the holders of such 8% Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the 8% Preferred Stock surrendered were convertible on the date on which such mandatory conversion occurred.

                (3) Mechanics of Conversion. The shares of Common Stock issued to the holders of 8% Preferred Stock pursuant to this Section 4.6(b) will be shares of Class B Common Stock; except that any holder of 8% Preferred Stock may request by written notice to the Corporation that shares of Voting Common Stock be issued upon conversion of the 8% Preferred Stock of such holder. Before any holder of 8% Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to paragraph (1) of this Section 4.6(b), he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the 8% Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall as soon as practicable thereafter, issue and deliver at such office to such holder of 8% Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of 8% Preferred Stock to be converted, and the person or person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering the 8% Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the 8% Preferred Stock shall not be deemed to have converted such 8% Preferred Stock until immediately prior to the closing of such sale of securities.

                (4) Conversion Price Adjustments of 8% Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

                        (i) Stock Dividends, Subdivisions and Combinations. If the Corporation shall

                                (A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock, or

                                (B) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

                                (C) combine its outstanding shares of Common
                                Stock into a smaller number of shares of Common Stock,

                        then the Conversion Price shall be adjusted to that rate determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction (1) the numerator of which shall be the total number of outstanding shares of Common Stock of the Corporation immediately prior to such event, and (2) the denominator of which shall be the total number of outstanding shares of Common Stock of the Corporation immediately after such event. In the event that the dividend or distribution referenced in subparagraph (4)(i)(A) above is lawfully abandoned, the Conversion Price shall be appropriately readjusted.

                        (ii) Issuance of Additional Shares of Common Stock. If the Corporation shall (except as hereinafter provided) issue any Additional Shares of Common Stock for a consideration which is less than the Current Market Price per share, then the per share Conversion Price upon each such issuance shall be adjusted to that price determined by multiplying the per share Conversion Price in effect immediately prior to such event by a fraction:

                                (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of full shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the Current Market Price per share, and

                                (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued.

                        The provisions of this subparagraph (4)(ii) shall not apply to any Additional Shares of Common Stock that are distributed to holders of Common Stock as a stock dividend or subdivision, for which an adjustment is provided for under subparagraph (4)(i) above. No adjustment of the per share Conversion Price shall be made under this subparagraph (4)(ii) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible

                        Securities (or upon the issuance of any warrants or other rights therefor) pursuant to subparagraph (4)(iii) below.

                        (iii) Issuance of Warrants, Other Rights or Convertible Securities. In case the Corporation shall issue any options, warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or issue Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such options, warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price, then the per share Conversion Price shall be adjusted as provided in subparagraph
                        (4)(ii) above.

                        For purposes of adjustments in the Conversion Price pursuant to this subparagraph (4)(iii), the number of shares of Common Stock outstanding shall be deemed to include the maximum number of Additional Shares of Common Stock issuable pursuant to all outstanding options, warrants or other rights or necessary to effect the conversion or exchange of all such outstanding Convertible Securities of the Corporation. All such options, warrants, other rights or Convertible Securities shall be deemed to have been issued as of, and the date as of which the Current Market Price per share of Common Stock shall be computed shall be, the earlier of (1) the date on which the Corporation shall enter a firm contract or commitment for the issuance of such options, warrants, other rights or Convertible Securities or (2) the date of actual issuance of such options, warrants, other rights or Convertible Securities.

                        No adjustment of the per share Conversion Price shall be made under this subparagraph (4)(iii) upon the issuance of any Convertible Securities that are issued pursuant to the exercise of any options, warrants or other subscription or purchase rights therefor if any such adjustment shall previously have been made upon the issuance of such options, warrants or other rights pursuant to said paragraph.

                        (iv) Other Provisions Applicable to Adjustments Under This Paragraph. The following provisions shall be applicable to the making of adjustments to the Conversion Price hereinbefore provided in this paragraph
                        (b)(4):

                                (A) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any options, warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities or options, warrants or other rights are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities or options, warrants or other rights are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting thereof, or otherwise in connection with the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. The consideration for any Additional Shares of Common Stock issuable pursuant to any options, warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such options, warrants or other rights, plus the additional consideration payable to the Corporation upon the exercise of such options, warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any options, warrants or other rights to subscribe for or purchase such Convertible Securities plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of equity securities other than Common stock, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

                                (B) Readjustment of Conversion Price. Upon expiration of the right of conversion or exchange of any Convertible Securities, or upon the expiration of any rights, options or warrants, or upon any increase in the minimum consideration receivable by the Corporation for the issuance of Additional Shares of Common

                                Stock pursuant to such Convertible Securities, rights, options or warrants, if any such Convertible Securities shall not have been converted or exchanged, or if any such rights, options or warrants shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion or exchange of any such Convertible Securities or upon exercise of any such rights, options or warrants shall no longer be computed as set forth above, and the Conversion Price shall forthwith be readjusted and thereafter be the rate which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 4.6(b) after the issuance of such Convertible Securities, rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance or sale of such Convertible Securities or the issuance of such rights, options or warrants been made on the basis of the issuance only of the number of Additional Shares of Common Stock actually issued upon conversion or exchange of such Convertible Securities or upon the exercise of such rights, options or warrants, or upon the basis of such increased minimum consideration, as the case may be, and thereupon only the number of Additional Shares of Common Stock actually so issued or the number thereof issuable upon the basis of such increased minimum consideration shall be deemed to have been issued and only the consideration actually received or such increased minimum consideration receivable by the Corporation (computed as in subparagraph (4)(iv)(A) of this Section 4.6(b)) shall be deemed to have been received by the Corporation.

                        (v) Common Equivalent Dividends. In case the Corporation shall declare, to the extent otherwise permitted herein, a dividend upon its Common Stock (except a dividend payable in shares of Common Stock referred to in subparagraph (4)(i) of this Section 4.6(b)) or a dividend payable in warrants, rights or Convertible Securities referred to in subparagraph (4)(iii) of this
                        Section 4.6(b) payable otherwise than out of earnings or surplus (other than revaluation surplus or paid-in surplus), the Corporation shall simultaneously declare a dividend, in cash, upon the 8% Preferred Stock equal to, in the case of a cash dividend, the amount of the per share dividend declared upon the Common Stock times the number of shares of Common Stock to be received by the holders of the 8% Preferred Stock upon conversion at the Conversion Price then in effect and, in the case of a dividend payable other than in cash, the fair value of such dividend declared upon the Common Stock as determined by the Board of Directors of the Corporation. For the purposes of the foregoing, a dividend payable other than in cash shall be considered payable out of earnings or surplus (other than revaluation surplus or paid-in surplus) only to the extent that such earnings or surplus are charged an amount equal to the fair value of such dividend as determined by the Board of Directors of the Corporation.

                        (vi) Minimum Adjustment. Except as hereinafter provided, no adjustment of the Conversion Price hereunder shall be made if such adjustment results in a change of the Conversion Price then in effect of less than one cent ($.01). Any adjustment of less than one cent ($.01) of any Conversion Price shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, together with adjustment or adjustments so carried forward, amounts to one cent ($.01) of the Conversion Price then in effect or more. However, upon the conversion of any share of the 8% Preferred Stock, the Corporation shall make all necessary adjustments not theretofore made to the Conversion Price up to and including the date upon which the conversion is exercised.

                        (vii) Notice of Adjustments. Whenever the Conversion Price shall be adjusted pursuant to this paragraph (4), the Corporation shall promptly make a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the adjusted Conversion Price, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation made any determination hereunder), and shall promptly cause copies of such certificate to be mailed (by first class mail postage prepaid) to each of the holders of the 8% Preferred Stock.

                (5) Mergers, Consolidations, Sales. In the case of any consolidation or merger of the Corporation with another entity, or any reorganization or reclassification of the Common Stock or other equity securities of the Corporation (except a split-up or combination, provision for which is made in subparagraph (4)(i) of this Section 4.6(b), then, as a condition of such consolidation, merger, reorganization or reclassification, lawful and adequate provision shall be made whereby the holders of the 8% Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the 8% Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion of such 8% Preferred Stock.

                (6) Dissolution or Liquidation. In the event of any proposed distribution of the assets of the Corporation in dissolution or liquidation (except under circumstances when the foregoing paragraph (5) of this Section 4.6(b) shall be applicable) the Corporation shall mail notice thereof to the holders of the 8% Preferred Stock and shall make no distribution to stockholders until the expiration of 30 days from the date of mailing of the aforesaid notice, and in any such case, the holders of the 8% Preferred Stock may exercise the conversion rights with respect to the 8% Preferred Stock within 30 days from the date of mailing such notice and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

                (7) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 4.6(b) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the 8% Preferred Stock against impairment.

                (8) Fully Paid Stock; Taxes. The shares of stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the conversion rights herein provided for shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable. The Corporation shall pay when due and payable any and all federal and state taxes (other than income taxes) which may be payable in respect of the 8% Preferred Stock or any Common Stock or certificates therefor upon the exercise of the conversion rights herein provided for pursuant to the provisions hereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the transfer and delivery of stock certificates in the name other than that of the holder of the 8% Preferred Stock converted, and any such tax shall be paid by such holder at the time of presentation.

                (9) Closing of Transfer Books. The right to convert any of the 8% Preferred Stock shall not be suspended during any period while the stock transfer books of the Corporation for its Common Stock may be closed. The Corporation shall not be required, however, to deliver certificates of its Common Stock upon such exercise while such books are duly closed for any purpose, but the Corporation may postpone the delivery of the certificate for such Common Stock until the opening of such books, and they shall, in such case, be delivered forthwith upon the opening thereof, or as soon as practicable thereafter.

                (10) Reservation of Common Stock. The Corporation will at all times reserve and keep available such number of authorized shares of its Voting Common Stock and Class B Common Stock, solely for the purpose of issue upon the conversion of the 8% Preferred Stock as herein provided for, as shall then be issuable upon the conversion of all outstanding shares of 8% Preferred Stock and such shares of Common Stock shall at no time have a par value which is in excess of the Conversion Price then in effect.

        (c) Class B Common Stock. Each holder of Class B Common Stock shall have the right at any time and from time to time to convert any or all shares of Class B Common Stock registered in the name of such holder into an equal number of shares of Voting Common Stock.

                (1) Mergers, Consolidations, Sales. In the case of any consolidation or merger of the Corporation with another entity, or any reorganization or reclassification of the Common Stock or other equity securities of the Corporation, then, as a condition of such consolidation, merger, reorganization or reclassification, lawful and adequate provision shall be made whereby the holders of the Class B Common Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Voting Common Stock immediately theretofore receivable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Class B Common Stock to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion of such Class B Common Stock.

4.7 Preemptive Rights. If at any time after the date of initial issuance of the 8% Preferred Stock, the Corporation grants, issues or sells any Additional Shares of Common Stock, or issues or sells any options, Convertible Securities or any warrants or other rights to subscribe for or purchase Additional Shares of Common Stock, then each holder of the 8% Preferred Stock shall be entitled to acquire, upon the same terms provided in any such grant, or applicable to any such issuance or sale of such additional securities, such number of additional securities so as to cause the percentage of outstanding shares of Common Stock to which such holder would be entitled upon conversion of the 8% Preferred Stock (determined as of the date of issuance of such additional securities) to remain unchanged.

4.8 Mandatory Redemption.

        (a) Series A Preferred Stock. Neither the holders of Series A Preferred Stock nor the Corporation will have the right to require the redemption of all or any part of the outstanding Series A Preferred Stock.

        (b) 8% Preferred Stock.

                (1) On the seventh anniversary of the original issuance of the 8% Preferred Stock by Eagle Pacific Industries, Inc., a predecessor by merger to the Corporation (such date the "Redemption Date"), the Corporation shall set apart out of its funds lawfully available for such purpose (or to the extent that the same are lawfully available therefor) for the redemption of the 8% Preferred Stock on the Redemption Date that sum in cash which shall be sufficient to redeem, and shall redeem on the Redemption Date, the shares of 8% Preferred Stock then outstanding at a price equal to the 8% Preferred Liquidation Preference set forth in Section 4.3 above plus an amount equal to any accrued but unpaid dividends thereon and other amounts payable thereon. If the full number of shares required to be redeemed as aforesaid shall not be so redeemed, the deficiency shall be made good thereafter as soon as funds shall become lawfully available therefor.

                (2) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the definitive terms and date of consummation thereof to each holder of 8% Preferred Stock, but in any event such notice shall not be given later than five business days after the occurrence of such Change in Ownership. The holder or holders of a majority of the 8% Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Convertible Preferred Stock owned by such holder or holders at a price per share equal to the Liquidation Preference thereof (plus all accrued and unpaid dividends thereon and other amounts, if any, payable thereon) by giving written notice to the Corporation of such election prior to the later of (A) 21 days after receipt of the Corporation's notice and (B) five business days prior to the consummation of the Change in Ownership (the "Expiration Date"). The Corporation shall give prompt written notice of any such election to all other holders of 8% Preferred Stock with respect to which an election under this paragraph (2) has been made within five days after the receipt of notice thereof, and each such holder shall have until the later of (1) the Expiration Date or (2) ten days after receipt of such second notice to request redemption (by giving written notice to the Corporation) of all or any portion of the shares of 8% Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of 8% Preferred Stock specified therein on the later of (I) the occurrence of the Change in Ownership or (II) five days after the Corporation's receipt of such election(s). If in any case a proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded. The term "Change in Ownership" means (x) any sale or series of sales of

                Common Stock by a member of the Spell Group which results in the Spell Group owning beneficially and of record less than 358,024 shares of Common Stock of the Corporation, provided that shares of Common Stock sold in an Exempt Sale shall be excluded from any determination of a Change in Ownership, (y) any event which results in an Acceptable Officer ceasing to continue to serve as either the Chief Executive Officer or President of the Corporation, or (z) any sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holder thereof which results in any person or group of affiliated persons (other than the Spell Group) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors. The term "Acceptable Officer" shall mean William H. Spell or such other person as shall be acceptable to the holders of at least a majority of the shares of 8% Preferred Stock at the time outstanding. The term "Exempt Sale" shall mean the sale of Common Stock by the estate of any person included in the Spell Group following the death of such person.

                (3) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the definitive terms and date of consummation thereof to each holder of 8% Preferred Stock not more than 45 days nor less than 20 days prior to the consummation thereof. The holder or holders of a majority of the 8% Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of 8% Preferred Stock owned by each such holder or holders at a price per share equal to the Liquidation Preference (plus all accrued and unpaid dividends thereon and other amounts, if any, payable thereon) by giving written notice to the Corporation of such election prior to the later of (A) ten days prior to the consummation of the Fundamental Change or (B) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of 8% Preferred Stock with respect to which an election under this subparagraph
                (iii) has been made (but in any event within five business days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to ` the Corporation) of all or any portion of the shares of 8% Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded. The term "Fundamental Change" means
                (x) a sale or transfer of more than 50% of the assets of the Corporation and its subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (y) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving Corporation and, after giving effect to such merger, no person or group of affiliated persons (other than the Spell Group) owns capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors. Notwithstanding the foregoing, the term "Fundamental Change" shall not include the election of new directors of the Corporation on the date of that special stockholders meeting held in accordance with Section 3.10 of that certain Stockholders' Agreement among the Corporation, CONDEA Vista Company, and the Spell Group.

                (4) If the Corporation shall fail to discharge its obligation to redeem shares of 8% Preferred Stock pursuant to this Section 4.8(b) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is permitted by law or by its applicable contracts, agreements, indentures, bonds, notes, debentures or similar instruments to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation shall not fully be discharged, the Corporation shall not, directly or indirectly, declare or pay any dividend or make any distributions on, or purchase, redeem or retire, or satisfy any mandatory or optional redemption, sinking fund or other similar obligation in respect of, any other series or class of its stock.

                (5) Nothing contained in this Section 4.8 shall prevent or otherwise impair the exercise by any holder of shares of the 8% Preferred Stock of the conversion rights existing under Section
                4.6 above at any time prior to the actual redemption of such shares pursuant to this Section 4.8.

                (6) All shares of 8% Preferred Stock which shall have been redeemed, purchased or otherwise acquired by, the Corporation shall be canceled and shall not be reissued as shares of 8% Preferred Stock.

4.9 Definitions. In addition to the terms defined elsewhere in this Restated Certificate of Incorporation, the following terms have the following respective meanings:

        (a) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation on and after the Merger Effective Date, except:

                (1) Common Stock issued upon conversion of the Series A Preferred Stock or the 8% Preferred Stock;

                (2) Shares of Common Stock which may be issued pursuant to stock option agreements, warrants and contractual commitments in effect on the Merger Effective Date; and

                (3) Shares of Common Stock or options issued under the 1997 Eagle Option Plan, or any other plan of the Corporation approved by the holders of 8% Preferred Stock pursuant to Section 4.5(a).

        (b) The term "Common Stock" shall mean (i) the Voting Common Stock, (ii) the Class B Common Stock, unless otherwise specifically referred to herein, and (iii) any other class of capital stock of the Corporation hereafter authorized which is not limited to a fixed amount or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares to be received by the holders of the 8% Preferred Stock upon conversion shall be either the Voting Common Stock or the Class B Common Stock authorized on the date of issuance of the 8% Preferred Stock.

        (c) The term "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

        (d) The term "Current Market Price" per share of Common Stock for the purposes of any provision of Section 4.6 means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 31 days consisting of the day as of which "Market Price" is being determined and the 30 consecutive business days prior to such day. For purposes of determination pursuant to Section 4.6(b)(2), if at any time the Common Stock of the Company is not listed on any national securities exchange or quoted in the Nasdaq Stock Market, the "Market Price" shall be deemed to be 0. For purposes of determination pursuant to Section 4.6, if at any time the Common Stock of the Company is not listed on any securities exchange or quoted in the Nasdaq Stock Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by resolution of the Board of Directors of the Corporation in good faith; provided that if such valuation by the Board of Directors is contested by a majority of the holders of the 8% Preferred Stock within 20 days after receipt of written notice of the adoption of such resolution, then as determined by any member of the National Association of Securities Dealers, Inc. selected by the Corporation.

        (e) The term "Family Trust" means, in respect of any person, any trust for the exclusive benefit of such individual, his/her spouse and lineal descendants, so long as such individual has the exclusive right to control such trust.

        (f) The term "Merger Effective Date" shall mean the date of consummation of the merger between CV Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, and Eagle Pacific Industries, Inc., a Minnesota corporation, as such transaction is contemplated by the terms of that certain Agreement and Plan of Merger dated December 7, 1998 by and among CONDEA Vista Company, the Corporation, CV Merger Subsidiary, Inc. and Eagle Pacific Industries, Inc., and such other related documents.

        (g) The term "Related Party" means, with respect to any person (i) a spouse or child of such person, (ii) a Family Trust, or (iii) a corporation, partnership or limited liability company in which such person owns or holds a 51% or more controlling interest.

        (h) The term "Spell Group" shall mean any one or more of Harry W. Spell, William H. Spell, Richard Perkins and Bruce Richard and their respective Related Parties; provided that the Spell Group shall at all times include either Harry W. Spell or William H. Spell.

        (i) The term "Voting Common Stock" shall mean the Corporation's Common Stock, $.01 par value, authorized pursuant to the Certificate of Incorporation (and shall not include the Class B Common Stock).

4.10 Issuance of Shares. Subject to terms and conditions of this Article 4, the Board of Directors of the Corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the Corporation to such persons, at such times and upon such terms and conditions as the Board may determine, valuing all non-monetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formulation or method by which the price will be determined.

4.11 Issuance of Rights to Purchase Shares. Subject to terms and conditions of this Article 4, the Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the Corporation of any class or series and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

4.12 Issuance of Shares to Holders of Another Class or Series. Subject to the terms herein, the Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

                                    Article 5
                             Rights of Stockholders

5.1 No Preemptive Rights. Except as otherwise expressly granted in this Restated Certificate of Incorporation, no shares of any class or series of the Corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the Corporation now or hereafter authorized or issued.

5.2 No Cumulative Voting Rights. There shall be no cumulative voting by the stockholders of the Corporation.

                                    Article 6
                                    Directors

6.1 Written Action by Directors. Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all the directors.

6.2 Initial Board of Directors. The individuals on the Corporation's initial Board of Directors shall be as follows:

               William C. Knodel       900 Threadneedle
                                       Houston, TX  77079-2990


                                    Article 7
                Merger, Exchange, Sale of Assets and Dissolution

7.1 Except as otherwise expressly provided in Article 4, where approval of stockholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the Corporation (i) to merge into or with one or more Corporations,
(ii) to exchange its shares for one or more other Corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its goodwill, or (iv) to commence voluntary dissolution.


                                    Article 8
                    Amendment of Certificate of Incorporation

8.1 Except as otherwise expressly provided in Article 4, after the issuance of shares by the Corporation, any provision contained in this Restated Certificate of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Delaware.


                                    Article 9
                        Limitation of Director Liability

9.1 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be so further eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this
Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                   Article 10
                                 Indemnification

10.1 The Corporation shall indemnify, to the fullest extent authorized or permitted by law as now enacted or hereafter amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as a director, officer, employee or agent.

10.2 The Corporation shall, to the fullest extent authorized or permitted by law as now enacted or hereafter amended, pay and advance the expenses (including attorneys' fees) incurred by persons identified in the preceding paragraph of this Article 10 in defending such action, suit or proceeding in advance of the final disposition of the same.

10.3 The rights conferred on any person pursuant to this Article 10 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statutes, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

10.4 The Board of Directors may authorize the purchase and maintenance of insurance for the purpose of such indemnification or other rights granted pursuant to this Article 10, against expense liability or loss, whether or not the Corporation would have the power to indemnify such persons against such expense, liability or loss under the Delaware General Corporation Law, as now enacted or hereafter amended.

10.5 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                   Article 11
                                     Bylaws

The Board of Directors is expressly authorized to make and alter the Bylaws of this Corporation, subject to the power of the stockholders to change or repeal such Bylaws and subject to any other limitations on such authority provided by the Delaware General Corporation Law, as amended, the Bylaws, or the provisions of this Restated Certificate of Incorporation.


        The undersigned, Mark Schneider, President of the Corporation, hereby acknowledges that the foregoing Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated therein are true.


                                                   ----------------------------
                                                   Mark Schneider, President